Exhibit 10.3
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made by and between Amicus Therapeutics, Inc. (the “Company”) and Matthew R. Patterson (the “Participant”) as of this 18th day of April, 2011 (the “Effective Date”).
WHEREAS, the Company maintains the Amended and Restated 2007 Equity Incentive Plan (the “Plan”) for the benefit of its employees, directors and consultants; and
WHEREAS, the Plan permits the grant of Restricted Stock; and
WHEREAS, in order to compensate the Participant for his service to the Company including his increased responsibilities as Interim Chief Executive Officer, and to further align the Participant’s financial interests with those of the Company’s stockholders, the Board approved this Award of Restricted Stock subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.
NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:
1. Award of Restricted Shares. The Company hereby awards the Participant fifty thousand (50,000) shares of Restricted Stock, subject to the restrictions and on the terms and conditions set forth in this Agreement (the “Restricted Shares”). The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Except as otherwise provided herein, capitalized terms herein will have the same meaning as defined in the Plan.
2. Vesting of Restricted Shares. The Restricted Shares are subject to forfeiture to the Company until they become vested in accordance with this Section 2. While subject to forfeiture, the Restricted Shares may not be sold, pledged, assigned, otherwise encumbered or transferred in any manner, whether voluntarily or involuntarily by the operation of law.
(a) Provided the Participant remains in continuous service with the Company through the applicable vesting date, the Restricted Shares will become fully vested upon the earliest of: (i) October 18, 2012, (ii) two business days following the announcement of preliminary results from the Company’s ongoing Phase 3 study of Amigal in Fabry disease (AT1001-011), or (iii) subject to Section 2(b), the date on which the Participant’s employment with the Company ceases due to a termination by the Company without “Cause” or a resignation by the Participant with “Good Reason.” For purposes of this Agreement, “Cause” and “Good Reason” will have the meanings defined in that certain letter agreement between the Participant and the Company dated April 18, 2011 (the “Severance Agreement”).
(b) Vesting of the Restricted Shares pursuant to Section 2(a)(iii) is subject to the Participant’s compliance with the release requirements described in the Severance Agreement. Accordingly, for purposes of applying Section 3 to that case, the Restricted Shares will be not be deemed vested until those release requirements are satisfied in full. If the Participant fails to satisfy those release requirements in full (e.g., does not timely execute and deliver the requisite release, revokes the release, etc.), the Restricted Shares will be automatically and immediately forfeited and the Participant will have no further rights with respect to those shares.

(c) Upon cessation of the Participant’s employment for any reason other than a termination without Cause or a resignation with Good Reason, any Restricted Shares which then remain forfeitable will immediately and automatically, without any action on the part of the Company, be forfeited, and the Participant will have no further rights with respect to those shares.
3. Issuance of Shares.
(a) The Company will cause the Restricted Shares to be issued in the Participant’s name by issuance of a stock certificate or certificates.
(b) While the Restricted Shares remain forfeitable, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Shares. As soon as practicable following the time that the Restricted Shares become vested (and provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such share), the Company will cause that stop-transfer order to be removed. The Company may also condition delivery of certificates for Restricted Shares upon receipt from the Participant of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.
(c) The certificate issued in respect of the Restricted Shares will be legended and held in escrow by the Company’s secretary or his or her designee. In addition, the Participant may be required to execute and deliver to the Company a stock power with respect to those Restricted Shares. At such time as those Restricted Shares become vested, the Company will cause a new certificate to be issued without that portion of the legend referencing the previously applicable forfeiture conditions and will cause that new certificate to be delivered to the Participant (again, provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such shares).
4. Substitute Property. If, while any of the Restricted Shares remain subject to forfeiture, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar event or transaction resulting in new, substituted or additional securities being issued or delivered to the Participant by reason of the Participant’s ownership of the Restricted Shares, such securities will constitute “Restricted Shares” for all purposes of this Agreement and any certificate issued to evidence such securities will immediately be deposited with the secretary of the Company (or his or her designee) and subject to the escrow described in Section 3, above.
5. Rights of Participant During Restricted Period. The Participant will have the right to vote the Restricted Shares and to receive dividends and distributions with respect to the Restricted Shares; provided, however, that any cash dividends or distributions paid in respect of the Restricted Shares while those shares remain subject to forfeiture will be placed in escrow with the secretary of the Company (or his or her designee) and will be delivered to the Participant (without interest) only if and when the Restricted Shares giving rise to such dividends or distributions become vested.
6. Securities Laws. The Board may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure that the Restricted Shares are issued and sold in compliance with the requirements of any stock exchange or quotation system upon which the shares are then listed or quoted, the Securities Act of 1933 and all other applicable laws.

7. Tax Consequences.
(a) The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant or vesting of the Restricted Shares. The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
(b) If the Participant makes an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares, the Participant agrees to notify the Company in writing on the day of such election. The amount includible in the Participant’s income as a result of that election will be subject to tax withholding. The Participant will be required to remit to the Company in cash, or make other arrangements reasonably satisfactory to the Company for the satisfaction of such tax withholding amount; failure to do so within three business days of making the Section 83(b) election will result in forfeiture of all the Restricted Shares.
8. The Plan. This Restricted Stock Award is subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, a copy of which has been provided to the Participant. Pursuant to the Plan, the Committee is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. All questions of interpretation and application of the Plan shall be determined by the Committee and any such determination shall be final, binding and conclusive.
9. Consent to Electronic Delivery. The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
10. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.
11. Governing Law. This Agreement will be construed in accordance with the laws of the State of New Jersey, without regard to the application of the principles of conflicts of laws.
12. Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.
13. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.
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IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Restricted Stock Award Agreement on the respective date below indicated.

AMICUS THERAPEUTICS, INC.
By:	/s/ John F. Crowley
	Name:	John F. Crowley
	Title: Date:	Executive Chairman April 18, 2011

MATTHEW R. PATTERSON
Signature:		/s/ Matthew R. Patterson
Date: April 18, 2011